Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION ANNOUNCES AGREEMENT

TO ACQUIRE AN INTEREST IN THE EVANS SHOAL NATURAL GAS

FIELD, OFFSHORE AUSTRALIA

Portland, Maine, March 25, 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) announced the execution of an agreement by its wholly-owned subsidiary, Magellan Petroleum Australia Limited (MPAL), with Santos Limited (Santos) to purchase Santos’ 40% interest in the Evans Shoal natural gas field (NT/P48), located in the Bonaparte Basin offshore Northern Australia.

Under the agreement, Magellan will pay Santos time-staged cash consideration equal to Australian $100 million (US$91 million equivalent) for its interest in Evans Shoal. Magellan would also pay additional contingent payments to Santos of Australian $50 million (US$45.5 million) upon a favorable partner vote on any final investment decision to develop Evans Shoal and Australian $50 million (US$45.5 million) upon first stabilized gas production from NT/P 48. Closing and completion of the purchase is subject to regulatory and other approvals and is expected to occur in the second half of 2010.

Evans Shoal is a large, yet to be developed natural gas field with previously announced, estimated contingent gas resource in excess of 6.6 TCF (trillion cubic feet), including CO2 content. This resource is dependent upon completion, submission, and approval of a development plan and upon further drilling which Magellan believes will support the field’s potential. The field has had a complete 3D seismic program covering 2,150 square kilometers or 840 square miles within the permit. Seismic analysis has confirmed the field’s structural closure to cover in excess of 320 square kilometers or 125 square miles. As point of reference here, a typical Gulf of Mexico license block is 23 square kilometers or 9 square miles.

Magellan’s President and Chief Executive Officer, William H. Hastings said “Clearly, this is a major step for Magellan. The Evans Shoal field is unique in its fit with our strategies and plans, its low cost development potential relative to other major projects, and its sheer size. We have top-tier co-owners in this project and we look forward to working with them on a near-term, timely development plan, coordinated with the Australian government. We are also currently working toward new equity financing options; the first segment of the transaction is settled with cash.”

Evans Shoal was first discovered in 1988. It lies in a range of water depths from very shallow (less than 3 feet) to more than 300 feet and has had three wells drilled. Subsequent drill stem testing flowed gas at a stabilized rate of 25 MMCFD (million cubic feet per day). The field contains a substantive quantity of CO2. Carbon dioxide is a significant feed component for the production of Methanol but can add cost to LNG development. The Evans Shoal acquisition could give Magellan and its partners a development opportunity with regard to Asia’s growing LNG and Methanol markets. Magellan already has agreements with one of the world’s largest methanol producers covering feasibility studies in the area of Evans Shoal.

As part of the transaction, MPAL would seek to replace Santos as the operator of Evans Shoal under the Joint Operating Agreement. We will work diligently with the Co-Owners to achieve consensus and implement a development plan that builds value. Co-owners in the Joint Operating Agreement for Evans Shoal are Petronas Carigali Pty Ltd (25%), Shell Development Pty Ltd (25%), and Osaka Gas Australia Pty Ltd (10%).

Forward Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are estimates of reserves and the success or occurrence of potential development and operational plans and opportunities for the Evans Shoal field. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact: William H. Hastings, President and CEO of Magellan, (207) 619-8501